Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

XTEND AI ROBOTICS, INC.

A DELAWARE CORPORATION

FIRST.	NAME

The name of this corporation is Xtend AI Robotics, Inc. (the “Corporation”).

SECOND.	REGISTERED OFFICE AND AGENT

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Delaware 19904, County of Kent. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

THIRD.	PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.	CAPITAL STOCK

The Corporation is authorized to issue only one class of stock, which shall be designated “Common Stock.” The total number of shares of Common Stock presently authorized is 10,000 shares, each having a par value of $0.0001.

FIFTH.	MANAGEMENT OF THE BUSINESS OF THE CORPORATION

A. The Board of Directors of the Corporation shall manage the business and the conduct of the affairs of the Corporation. The Board of Directors shall consist of a number of directors fixed in the manner provided in the Corporation’s Bylaws.

B. The holders of a majority of the voting power of all then-outstanding shares of the Corporation’s capital stock shall elect the directors. Each director shall serve until the expiration of their elected or appointed term and until a successor has been elected and qualified, or until the director’s death, resignation, or removal. However, unless the Corporation’s Bylaws require it, the directors need not be elected by written ballot.

C. If applicable law at the time of an election requires cumulative voting, a person entitled to vote at an election for directors may cumulate votes. In such cases, every stockholder entitled to vote may either give one candidate a number of votes equal to the number of directors multiplied by the number of votes their shares carry, or distribute their votes among multiple candidates. However, a stockholder can only cumulate votes if (A) the candidates have been nominated before the voting, and (B) the stockholder has announced their intention to cumulate votes at the meeting before voting begins. Once a stockholder properly announces their intention to cumulate votes, all stockholders may do the same for any properly nominated candidates. The candidates who receive the highest number of votes, up to the number of directors being elected, will be elected under cumulative voting.

D. The holders of a majority of the voting power of all then-outstanding shares of the Corporation’s capital stock entitled to vote generally at an election of directors may remove the Board of Directors or any director from office at any time, with or without cause, subject to any limitations imposed by applicable law.

SIXTH.	LIMITATION OF LIABILITY AND INDEMNITY

A. This Section 4 fully eliminates the liability of directors and officers for monetary damages for breach of fiduciary duty as a director or officer to the extent applicable law allows. If amendments to applicable law after the effectiveness of this Section 4 further authorize corporate action to eliminate or limit personal liability of directors or officers, the Corporation will eliminate or limit the liability of a director or officer to the fullest extent that the amended applicable law permits. For this Part A of Article VI, the term “officer” means what Section 102(b)(7) of the DGCL defines, as amended from time to time.

B. The Corporation, to the fullest extent permitted by applicable law, is authorized to provide indemnification of (and advancement of expenses to) its directors, officers, agents, and any other persons that applicable law allows for indemnification, through Bylaw provisions, agreements, votes of stockholders or disinterested directors, or other means, beyond the indemnification and advancement that applicable law otherwise permits.

C. Any repeal or modification of this Section 4 will be prospective only and will not affect or increase the liability of any officer or director under this Section 4 as it existed at the time of the alleged act or omission to act that gives rise to liability or indemnification.

SEVENTH.	AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

EIGHTH.	NAME AND ADDRESS OF INCORPORATOR

The name and the mailing address of the incorporator are as follows:

Aviv Shapira

c/o Xtend AI Robotics, Inc.

5247 Crossroads Park Drive, Tampa, FL 33610

NINTH.	EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or that otherwise relates to the internal affairs of the Corporation, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

*   *   *

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 5th day of February 2026.

/s/ Aviv Shapira
Aviv Shapira
Incorporator

[SIGNATURE PAGE TO CERTIFICATE OF INCORPORATION OF XTEND AI ROBOTICS, INC.]